Exhibit 99.1

FOR IMMEDIATE RELEASE

Safety Shot, Inc. (Nasdaq: SHOT) Announces Strategic C-Store Plans in Los Angeles with 7-Eleven

JUPITER, FL - May 15, 2024 - Safety Shot, Inc. (Nasdaq: SHOT) is thrilled to announce it will be introducing Safety Shot into 50 targeted 7-Elevens in Los Angeles in June. Safety Shot is the world’s first rapid alcohol reducer by supporting its metabolism, offering a unique product which aligns perfectly with 7-Eleven’s beer and alcohol shopper. Safety Shot will be partnering with the local franchisee stores to begin the process growing the brand, then scaling into the 300+ 7-Eleven locations across SoCal and building towards our goal of a national launch.

This program will be led by our Los Angeles sales, marketing and distribution partner, Launch 33 Brands Distributing. Under the leadership of Dan Courtney, a lifelong seasoned beverage executive and brand builder, Launch 33 Brands will execute the selling, shelf placements, display execution, promotional marketing, 7-Eleven team trainings and ongoing targeted on site consumer sampling events to educate consumers on the amazing features and benefits of Safety Shot.

“We are excited to partner, launch and bring Safety Shot to 7-Eleven in Los Angeles,” said Josh Wagner, Chief Growth Officer of Safety Shot, Inc. “Dan Courtney’s expertise and Launch 33 Brands experience and market knowledge will drive trial, adoption, and ongoing volume per outlet (VPO) in Los Angeles.”

Dan Courtney, Founder and CEO of Launch 33 Brands Distributing, stated, “We are eager to educate, sample and grow Safety Shot with an amazing partner like 7-Eleven. The beer and alcohol shoppers in these stores provide us with a unique base of brand loyal consumers that will set Safety Shot up for further expansion across 7-Eleven, as well additional off-premise and on-premise retailers.”

We look forward to sharing additional news and updates as they occur.

For media inquiries, please contact:

Media and Investor Contact:

Autumn Communications

Jessica Weinberger

Phone: 916-677-7495

Email: Shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com

Forward-Looking Statements: This press release may contain forward-looking statements regarding Safety Shot’s future plans, objectives, and expectations. These statements are subject to inherent risks and uncertainties, and actual results may differ materially from those anticipated. Safety Shot undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Connect with Safety Shot: Website: www.DrinkSafetyShot.com Twitter: @SafetyShotInc Instagram: @SafetyShotInc Facebook: Safety Shot, Inc.

About Safety Shot: Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while also boosting clarity, energy, and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024

About Launch 33 Brands: Launch 33 Brands Distributing is a premier brand building agency and distributor based in Los Angeles, specializing in connecting innovative brands with retailers across diverse industries. Led by Dan Courtney, Launch 33 Brands leverages its extensive experience and network to drive growth and success for its partners.